Exhibit 10.1

                           AGREEMENT, RELEASE & WAIVER

      THIS AGREEMENT, RELEASE & WAIVER (the "Agreement") is made on this 5th day of August 2004, by and between Military Resale Group, Inc., a New York corporation (hereinafter "the Company") and Ed Whelan (hereinafter "Executive").

      1. Representations of Executive.

            Executive hereby acknowledges that:

            (a) I received a copy of this Agreement from the Company on the 5th day of August 2004.

            (b) The terms of this Agreement are a result of discussions and/or negotiations between me and/or my attorney, and the Company and/or its attorney.

            (c) The Company hereby advises me to consult legal counsel before entering into this Agreement.

            (d) I have thoroughly read and reviewed this entire Agreement, and I fully understand its meaning and effect.

            (e) I am not entitled to the Consideration for Release recited in Paragraph 4 of this Agreement except for the fact that I have signed this Agreement.

            (f) I have signed this Agreement after having been given at least twenty-one (21) days to consult legal counsel and to consider the language, meaning and effect of this Agreement.

            (g) I have executed this Agreement voluntarily and without any threat, intimidation, coercion, force or other type of pressure by the Company or any other person.

            (h) I have not transferred or assigned any claim I may have against the Company, as described in Paragraph 2, to any other person or entity.

      2. Release and Waiver by Executive

      In exchange for the Consideration for Release given to Executive by the Company, Executive hereby fully, unequivocally, unconditionally and forever releases and discharges the Company from any and all claims, liabilities, demands and causes of action of any kind, whether statutory or common law, whether known or unknown, in contract, tort or otherwise, fixed or contingent, in law or in equity, in any way arising out of, concerning, or related to, directly or indirectly, Executive's employment, including, but not limited to, Executive's separation from employment with the Company. Executive further expressly waives any rights, which might have accrued prior to the date hereof against the Company pertaining to or arising from the employment relationship, including but not limited to his positions as Chairman of the Board of Directors and Chief Executive Officer. Further, Executive agrees not to seek reemployment or reinstatement of employment in any capacity with the Company, including as a Director on the Board of Directors. Without limiting the generality of the foregoing, this release and waiver includes, but is not limited to, a release and waiver of claims arising under the Title VII of the Civil Rights Act of 1964 and all amendments thereto, the Age Discrimination in Employment Act, and all amendments thereto, the Americans with Disabilities Act, and all amendments thereto, the Family and Medical Leave Act, and all amendments thereto, and the Employee Retirement Income Security Act, and all amendments thereto, the Worker Adjustment Retraining Notification Act, and all amendments thereto, the Fair Credit Reporting Act and all amendments thereto, and any other constitutional, federal, state and local laws, or theories governing the employment relationship and all claims growing out of any legal restrictions on the Company's rights to terminate its employees.

      3. Compensation.

      Executive acknowledges his voluntary resignation, as both an Employee of the Company and from its Board of Directors, effective as of August 2, 2004. Executive agrees the Company has hereby paid all wages, commissions, bonuses, vacation, expenses, severance pay in lieu of notice, car allowance and every other benefit and compensation to which he is entitled, except for any vested benefits under any Company welfare, benefit or retirement plans, or stock option or other plans, if any.

      4. Consideration for Release.

      In consideration of the release and waiver set forth in Paragraph 2 of this Agreement, and in reliance on the Representation and Warranties set forth in Paragraph 8 below, the Company agrees to pay to Executive for a period of six
(6) months, for the period beginning on September 1, 2004 and ending on February 28, 2005, such payment shall be made in restricted shares of the Company's common stock according to same formula by which Executive was paid in restricted shares of common stock prior to his resignation from the Company and the Board, to wit: a number of shares determined by dividing $12,000 by the product of 80% and the average low price of the Company's common stock during such period. Such monthly stock issuance shall be made in arrears, i.e. following the last calendar day of each of the six (6) aforementioned months.

      In further consideration of the release and waiver set forth in Paragraph 2 of this Agreement, and in reliance on the Representation and Warranties set forth in Paragraph 8 below, the Company will reimburse Executive for the cost of healthcare continuation under COBRA (upon presentation by Executive of reasonable documentation of prior payment) beginning on September 1, 2004 through and including February 28, 2005.


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

      In further consideration of the release and waiver set forth in Paragraph 2 of this Agreement, and in reliance on the Representation and Warranties set forth in Paragraph 8 below, the Company further agrees that it shall reimburse Executive for an amount not to exceed $85,000 for expenses incurred by Executive directly in connection with his role and obligations as CEO and Chairman, such amount to be finally determined by mutual agreement of the parties or as set forth in the dispute resolutions procedures set forth in Paragraph 18. Any such expense reimbursement shall be payable by the Company to Executive in equal installments over the twenty-four (24) month period beginning on September 30, 2004.

      In further consideration of the release and waiver set forth in Paragraph 2 of this Agreement, and in reliance on the Representation and Warranties set forth in Paragraph 8 below, the Company further agrees to issues, within six (6) months following the execution of this Agreement, One-Million (1,000,000) two-year warrants at a $0.25 strike price, including provisions for the cashless exercise of such warrants, but subject to the reasonable usual and customary terms of any such plan or agreement pursuant to which such warrants are authorized or issued.

      In further consideration of the release and waiver set forth in Paragraph 2 of this Agreement, and in reliance on the Representation and Warranties set forth in Paragraph 8 below, the Company further agrees to issues, within six (6) months following the execution of this Agreement, One-Million (1,000,000) two-year warrants at a $5.00 strike price, including provisions for the cashless exercise of such warrants, but subject to the reasonable usual and customary terms of any such plan or agreement pursuant to which such warrants are authorized or issued.

      It is specifically understood that the payment of the consideration under this section does not constitute an admission of any wrongdoing on the Company's part and is in addition to the compensation to which Executive was entitled and for which he has been paid, as reflected in Paragraph 3.

      5. Confidentiality.

      Executive hereby agrees to keep the existence and terms of this Agreement confidential and to refrain from revealing any of its terms and conditions to anyone other than Executive's spouse, legal counsel, accountant, tax advisor or as required by law or as agreed in writing by the Company in connection with a legal process. Further, Executive hereby agrees not to disclose Confidential or Proprietary Information of the Company and to refrain from disclosing to or sharing such information with others who might gain from such knowledge. For the purpose of this Agreement, Confidential and Proprietary Information shall mean any confidential, financial, marketing, business, technical, or other information, including specifically but not exclusively, information which Executive prepared, caused to be prepared, or received in connection with his employment with the Company, such as merger or acquisition opportunities or prospects, trade, technical or technological secrets, customer or vendor lists, price lists, details of organization or business affairs; computer hardware configurations and software designs and programs, business plans, business strategies, software, software evaluations, trade secrets, personnel information, marketing methods and techniques, and any of the above-recited information as it relates to the Company, any subsidiaries, predecessors, successors or assigns. For purposes of this Agreement, "Confidential and Proprietary Information" specifically excludes information, which is generally known or becomes known in the industry (except when known based upon Executive's breach of this Agreement). As Executive and the Company agree and mutually acknowledge that any breach of this section would result in damage to the Company, and such damage would necessarily be of a type which is difficult to measure or quantify, Executive and the Company hereby agree that for each event of a violation of this section of the Agreement the Company shall be entitled to recover liquidated damages in the amount of $12,500 and consequential damages, including attorney's fees and costs, from Executive.


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

      6. Non-Competition.

            (a) Executive acknowledges that during his employment with the Company he has enjoyed a position of trust and confidence that gave him complete access to Confidential and Proprietary Information, which has value to the Company.

            (b) Executive acknowledges that his service as Chairman of the Board of Directors and Chief Executive Officer of the Company means that he comes within the statutory exception contained in subsection 2(d) of C.R.S. ss.8-2-113, which allows for non-competition agreements between employers and executives, managers, officers and professional staff. Being cognizant of his virtually unlimited access to Confidential and Proprietary Information, which is of value to the Company, Executive also acknowledges that his subsequent employment by a competitor would be more likely than not to result in the inevitable disclosure of the trade secrets of the Company.

            (c) Executive accordingly agrees that for a period of thirty-six
(36) months beginning on August 2, 2004 Executive shall not directly or indirectly engage in competition with the Company by taking any of the following actions:

                  (i) Owning, managing, operating, joining, controlling or providing services to (or participating in the ownership, management, operation or control of, other than as a holder of less than 5% of the shares of a public company), aiding or assisting any corporation, association, partnership, limited liability company, proprietorship or other business entity, regardless of form, that at any location in the United engages in the business in which the Company is engaged; or,

                  (ii) Serving as an employee, agent, consultant, officer, director, advisor, or creditor of any such business entity or enterprise described in (i) above.

            (d) Executive accordingly agrees that for the term of this Agreement and for a period of thirty-six (36) months beginning on August 2, 2004 that Executive shall not directly or indirectly engage in competition with the Company by taking any of the following actions:


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

      Inducing or attempting to induce any customer, supplier or business relation of the Company to cease doing business with the Company or in any other way interfering with the relationship between any customer, supplier or business relation and the Company.

            (e) Executive acknowledges that the restrictions set forth above are reasonable and appropriate to protect the Confidential and Proprietary Information of value to the Company, which would be inevitably disclosed if he competed, directly or indirectly, as set forth above. If however, a court determines that any of the foregoing restrictions are unreasonable in duration, scope or area of restriction, then Executive and the Company agree that the restrictions shall be applied only to the activities and territory, and only for the period of time, that the court determines reasonable in light of all then-existing circumstances.

      7. Non-Solicitation of Employees.

      The Executive agrees that for the period of thirty-six (36) months following his separation from employment for any reason he shall not directly or indirectly solicit or recruit, or attempt to solicit or recruit, or hire, any employee of the Company who is employed by the Company or was employed by the Company at any time during the last year of the Executive's employment with the Company.

      8. Representations and Warranties of Executive

            (a) The Company's financial statements and notes, attached hereto as Exhibit A, fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements. Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company's consolidated assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and properly and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

            (b) Exhibit B provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable, related contra-accounts, and other receivables of Company as of the respective dates of and for the periods referred to on such Exhibit B. Except as set forth in Exhibit B, all existing accounts receivable of the Company have not yet been collected, represent valid obligations of customers of Company arising from bona fide transactions entered into in the ordinary course of business; and are current and will be collected in full (without any counterclaim or setoff) on or before December 31, 2004 (net of an allowance for uncollectible accounts also as shown on Exhibit B.


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

            (c) Exhibit C provides an accurate and complete breakdown and aging of all accounts payable, related contra-accounts, notes payable and other payables of Company as of the respective dates of and for the periods referred to on such Exhibit C. Except as set forth in Exhibit C, all existing accounts payable of the Company have not yet been paid, represent valid obligations of the Company arising from bona fide transactions entered into in the ordinary course of business.

            (d) Neither this Agreement nor any of the Company's filings with the SEC contains any untrue statement of fact; and neither this Agreement nor any of the Company's filings with the SEC omits to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in this Agreement and the Company's filings with the SEC, and all other information regarding the Company and its business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the SEC or any of its representatives by or on behalf of the Company is accurate and complete in all respects.

      9. Return of Company Property. Executive represents and warrants that he has returned any and all property belonging to the Company including, but not limited to, any and all documents or other media containing Confidential or Proprietary Information, as well as any training or other reference manuals, Company vehicle, telephone and gas cards or other Company credit cards, keys, computers, fax machines, pagers or the like. Executive represents and warrants that he will keep the laptop computer, blackberry and flat-screen display in his possession, but shall deliver to the undersigned Company representative all Company-related data contained therein. In return, the Company shall withhold from the cash consideration in Section 4 above an amount equal to 50% of the original purchase price of such equipment as determined by the Company.

      10. Mutual Non-Disparagement The parties agree that neither shall make any disclosure, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to have a negative effect on the other party, or in the case of Employer, including but not limited to any of its respective directors, officers or employees. Except in such disclosures as may be required by law, neither the Company nor Executive shall issue any printed announcement or press release concerning Executive's departure without the other party's prior consent, which consent shall not be unreasonably withheld.

      11. Revocation.


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

      Executive understands that he may revoke this Agreement at any time prior to the expiration of seven (7) days following the execution and acceptance of this Agreement, by delivering written notice of the revocation of this Agreement to Military Resale Group, Inc. 2180 Executive Circlet, Colorado Springs, Co. 80906-4100, Attention: Lee Brukman, so the Company receives it not later than such expiration date.

      12. Severability.

      If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement, which shall be fully severable and given full force and effect.

      13. Parties.

      The parties agree that any reference to "Military Resale Group, Inc." or "the Company" in this Agreement shall also be a reference to Military Resale Group, Inc. including its officers, directors, shareholders, employees, agents, subsidiaries, affiliates, predecessors, successors and assigns, and that every reference to "Executive" shall also be a reference to his heirs, personal or legal representatives, executors, successors and assigns.

      14. Covenant Not to Sue

      Executive promises and covenant that he will not file any lawsuit against the Company based upon any clam covered under the foregoing release, except that Executive is not prohibited from bringing any claim under the Age Discrimination in Employment Act, as amended, wherein Executive seeks to challenge whether he knowingly and voluntarily entered into this Agreement.

      15. Continued Cooperation.

      Executive agrees to make himself reasonably available to the Company to furnish full and truthful information concerning any events that took place during his employment, and to furnish full and truthful consultation concerning any potential or actual litigation relating to the Company. Should Executive be contacted by any person concerning any pending or potential litigation relating to the Company, Executive shall immediately notify the Company's Chief Executive Officer in writing.

      16. Choice of Law/Venue.

      The parties agree that the laws of the state of Colorado shall govern this Agreement and any action to enforce, subject when appropriate to the provisions of Paragraph 18 (Dispute Resolution), shall be brought in a court of competent jurisdiction in Colorado.

      17. Full Agreement.

      The parties agree that this is the entire Agreement between Executive and the Company and that neither party has relied on any representation or statement, written or oral, which is not set forth in this document. This Agreement supercedes all previous agreements entered into by and between the Company and Executive, and any pre-existing or other agreements, except those expressly referenced in Paragraph 3 above, if any, shall be terminated, deemed null and void.


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

      18. Dispute Resolution Procedures.

      In the event that the parties are unable to agree, on or before September 30, 2004, on the amount of expenses to be reimbursed to Executive pursuant to subparagraph 3 of Paragraph 4, then either party may refer the dispute to arbitration, to be held in Colorado Springs, Colorado, pursuant to the rules of the American Arbitration Association.

Military Resale Group, Inc.

By: /s/ Ethan Hokit
   -------------------
Name: Ethan Hokit
      -------------------
Title: President
       -------------------
Date:
     ---------------------

Executive:

/s/ Edward Whelan
-----------------
Ed Whelan


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